Exhibit 10.8

INTERCREDITOR AGREEMENT

dated November 15, 2005

among

VITAMIN SHOPPE INDUSTRIES INC.

VS DIRECT INC.

VS HOLDINGS, INC.,

the other Pledgors from time to time party hereto,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Agent under the Loan and Security Agreement and as

Priority Lien Agent hereunder

and

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Trustee under the Indenture and as Parity Lien Collateral Agent hereunder

INTERCREDITOR AGREEMENT

This Intercreditor Agreement (this “Agreement”) is dated November 15, 2005 and is by and among Vitamin Shoppe Industries Inc., a New York corporation (“Vitamin Shoppe”), VS Direct Inc., a Delaware corporation (“VS Direct”), VS Holdings, Inc., a Delaware corporation (“Holdings”), the other Pledgors (as hereinafter defined) from time to time party hereto, Wachovia Bank, National Association, as Agent (in such capacity and together with its successors and assigns in such capacity, the “Priority Lien Agent”), Wilmington Trust Company, as Trustee (as hereinafter defined), and Wilmington Trust Company, not in its individual capacity but solely as Collateral Agent (in such capacity and together with its successors in such capacity, the “Parity Lien Collateral Agent”).

RECITALS

Vitamin Shoppe, VS Direct and Holdings have entered or are about to enter into financing arrangements with Priority Lien Agent and the holders of the Priority Lien Obligations (as hereinafter defined) as set forth in the Loan and Security Agreement, dated of even date herewith, by and among Vitamin Shoppe, VS Direct, Holdings, Priority Lien Agent and the holders of the Priority Lien Obligations (as the same now exists or may hereafter from time to time be amended, modified, supplemented, extended, renewed, restated, replaced or restructured in one or more instances the “Loan and Security Agreement”), pursuant to which the holders of the Priority Lien Obligations may, upon certain terms and conditions, make revolving loans and provide other financial accommodations to Vitamin Shoppe and VS Direct.

Pursuant to the Loan and Security Agreement and the other Priority Lien Security Documents (as hereinafter defined), the Pledgors granted to Priority Lien Agent a security interest in substantially all of the assets and properties of the Pledgors, including without limitation the Collateral (as hereinafter defined).

Vitamin Shoppe has issued or is about to issue Floating Rate Second Priority Senior Secured Notes (including any related exchange notes, the “Notes”) in an aggregate principal amount of $165,000,000 pursuant to the Indenture, dated of even date herewith (as amended, supplemented, amended and restated as otherwise modified and in effect from time to time, the “Indenture”) among Vitamin Shoppe, Holdings, as guarantor, VS Direct, as guarantor (Holdings and VS Direct are sometimes collectively referred to herein as the “Note Guarantors”), and Wilmington Trust Company, not in its individual capacity but solely as trustee (in such capacity and together with its successors in such capacity, the “Trustee”).

Pursuant to the Parity Lien Security Documents (as hereinafter defined), the Pledgors granted to the Parity Lien Collateral Agent a security interest in the Collateral.

AGREEMENT

In consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

SECTION 1.1 Defined Terms. The following terms will have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Asset Sale” has the meaning set forth in the Indenture.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” has the meaning set forth in the Indenture.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York or the State of Delaware or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Class” means (1) in the case of Parity Lien Debt, every Series of Parity Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.

“Collateral” means all properties and assets at any time owned or acquired by Vitamin Shoppe or any of the other Pledgors, except:

(1) Excluded Assets;

(2) any properties and assets in which the Parity Lien Collateral Agent is required to release its Liens pursuant to Section 2.7; and

(3) any properties and assets that no longer secure the Notes or any Parity Lien Obligations in respect thereof;

provided that, in the case of clauses (2) and (3), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of Vitamin Shoppe or any other Pledgor, such assets or properties will cease to be excluded from the Collateral if Vitamin Shoppe or any other Pledgor thereafter acquires or reacquires such assets or properties.

“Collateral Agency Agreement” means the Collateral Agency Agreement dated of even date herewith, among Trustee, Parity Lien Collateral Agent and the Pledgors party thereto.

“Credit Facilities” means, one or more debt facilities (including the debt facility evidenced by the Loan and Security Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2) payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

(3) discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4) payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Equally and Ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

(1) will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter

(2) will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Obligations within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative, the Priority Lien Agent and the Parity Lien Collateral Agent) prior to the date such distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning set forth in the Loan and Security Agreement or the Indenture, as the context may require.

“Excluded Assets” means each of the following:

(1) any lease, license, contract, property right or agreement to which Vitamin Shoppe or any other Pledgor is a party or any of its rights or interests thereunder if and only for so long as the grant of a Lien under the Parity Lien Security Documents will constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Parity Lien Security Documents, immediately and automatically, at such time as such consequences will no longer result;

(2) real property owned by Vitamin Shoppe or any other Pledgor that has a Fair Market Value not exceeding $5.0 million in the aggregate, or any real property leased by Vitamin Shoppe or any other Pledgor;

(3) any rights to any intellectual property, or license agreements that would be cancelled or rendered invalid or unenforceable under applicable law by the grant of a security interest created pursuant to the terms of the Parity Lien Security Documents, for so long as such prohibition or reason for invalidity under applicable law exists, except for the products and the proceeds thereof;

(4) all “securities” of any of Vitamin Shoppe’s “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act); and

(5) any other property or assets in which a Lien cannot be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction, so long as the aggregate Fair Market Value of all such property and assets does not at any one time exceed $5.0 million.

“Existing Indebtedness” means Indebtedness of Vitamin Shoppe and its Subsidiaries (other than Indebtedness under the Loan and Security Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Vitamin Shoppe (unless otherwise provided in the Indenture).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk;

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates; and

(4) other agreements or arrangements designed to manage fluctuations in commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6) representing any Hedging Obligations; or

(7) all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of Vitamin Shoppe or any Restricted Subsidiary arising out of any cash management, depositary or investment services provided by the Priority Lien Agent, any holder of Priority Lien Debt or their respective Affiliates, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” has the meaning set forth in the recitals.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against Vitamin Shoppe or any other Pledgor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Vitamin Shoppe or any other Pledgor, any receivership or assignment for the benefit of creditors relating to Vitamin Shoppe or any other Pledgor or any similar case or proceeding relative to Vitamin Shoppe or any other Pledgor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Vitamin Shoppe or any other Pledgor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of Vitamin Shoppe or any other Pledgor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreement Joinder” means an agreement substantially in the form of Exhibit A.

“Issue Date” means the date that the Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Sharing and Priority Confirmation” means:

(1) as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the Indenture, credit agreement or other agreement governing such

Series of Parity Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Priority Lien Debt, each existing and future Priority Lien Representative and each existing and future holder of Permitted Prior Liens:

(a) that all Parity Lien Obligations will be and are secured Equally and Ratably by all Parity Liens at any time granted by Vitamin Shoppe or any other Pledgor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the Parity Lien Collateral Agent for the benefit of all holders of Parity Lien Obligations Equally and Ratably;

(b) that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of this Agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from the enforcement of Parity Liens; and

(c) consenting to and directing the Parity Lien Collateral Agent to perform its obligations under this Agreement and the other Parity Lien Security Documents; and

(2) as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the credit agreement or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt, each existing and future Parity Lien Representative and each existing and future holder of Permitted Prior Liens:

(a) that all Priority Lien Obligations will be and are secured Equally and Ratably by all Priority Liens at any time granted by Vitamin Shoppe or any other Pledgor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Priority Lien Debt, and that all such Priority Liens will be enforceable by the Priority Lien Agent for the benefit of all holders of Priority Lien Obligations Equally and Ratably;

(b) that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of this Agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

(c) consenting to and directing the Priority Lien Agent to perform its obligations under this Agreement and the other Priority Lien Security Documents.

“Liquidated Damages” has the meaning set forth in the Indenture.

“Loan and Security Agreement” has the meaning set forth in the recitals.

“Net Proceeds” has the meaning set forth in the Indenture.

“Non-Recourse Debt” has the meaning set forth in the Indenture.

“Notes” has the meaning set forth in the recitals.

“Note Documents” means the Indenture, the Notes, the Note Guarantees and the Parity Lien Security Documents.

“Note Guarantee” means the Guarantee by each Note Guarantor of Vitamin Shoppe’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Note Guarantors” has the meaning set forth in the recitals.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents or Parity Lien Documents, as the case may be, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities (including attorney’s fees) payable under the documentation governing any Indebtedness.

“Officers’ Certificate” means a certificate with respect to compliance with a condition or covenant provided for in this Agreement, signed on behalf of Vitamin Shoppe by two officers of Vitamin Shoppe, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Vitamin Shoppe, including:

(1) a statement that the Person making such certificate has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

“Parity Lien” means a Lien granted by a Parity Lien Security Document to the Parity Lien Collateral Agent, at any time, upon any property of Vitamin Shoppe or any other Pledgor to secure Parity Lien Obligations or any judgment lien obtained in respect of a Parity Lien Obligation.

“Parity Lien Collateral Agent” means Wilmington Trust Company, not in its individual capacity but solely in its capacity as collateral agent under the Parity Lien Security Documents, together with its successors in such capacity.

“Parity Lien Debt” means:

(1) the Notes issued on the date hereof (including any related exchange notes); and

(2) any other Indebtedness (including additional Notes) that is secured Equally and Ratably with the Notes by a Parity Lien that was permitted to be incurred and so secured under each applicable Parity Lien Document provided that; the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire Priority Lien Debt or other Parity Lien Debt.

“Parity Lien Documents” means, collectively, this Agreement, the Note Documents, and the Indenture, and any credit agreement or other agreement governing each other Series of Parity Lien Debt and the Parity Lien Security Documents.

“Parity Lien Security Documents” means this Agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, control agreements, deeds of trust or other grants or transfers for security executed and delivered by Vitamin Shoppe or any other Pledgor creating (or purporting to create) a Parity Lien upon Collateral in favor of the Parity Lien Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time in accordance with their respective terms and Section 2.6.

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Parity Lien Representative” means:

(1) in the case of the Notes, the Trustee; or

(2) in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (A) is appointed as a Parity Lien Representative (for purposes related to the administration of the Parity Lien Security Documents) pursuant to the Indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (B) has become a party to this Agreement by executing only an Intercreditor Agreement Joinder.

“Permitted Debt” means:

(1) the incurrence by Vitamin Shoppe and any other Pledgor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Vitamin Shoppe and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $50.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Vitamin Shoppe or any of its Restricted Subsidiaries since the date hereof to repay any Priority Lien Debt pursuant to Section 4.10 of the Indenture; or (y) the Borrowing Base as of the date of such incurrence; and

(2) the incurrence by Vitamin Shoppe and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Vitamin Shoppe and the Note Guarantors of Indebtedness represented by the Notes and the Note Guarantees to be issued on the date of the Indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by Vitamin Shoppe or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, lease or improvement of property, plant or equipment used in the business of Vitamin Shoppe or any of its Restricted Subsidiaries, within 365 days of such purchase, construction, installation, lease or improvement, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) the incurrence by Vitamin Shoppe or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this definition or clauses (2), (3), (4), (5) or (14) of this definition;

(6) the incurrence by Vitamin Shoppe or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Vitamin Shoppe and any of its Restricted Subsidiaries; provided, however, that:

(a) if Vitamin Shoppe or any other Pledgor is the obligor on such Indebtedness and the payee is not Vitamin Shoppe or any other Pledgor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of Vitamin Shoppe, or the Note Guarantee, in the case of a Note Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Vitamin Shoppe or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Vitamin Shoppe’s Restricted Subsidiaries to Vitamin Shoppe or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Vitamin Shoppe or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business or in connection with the Credit Facilities;

(9) the guarantee by Vitamin Shoppe or any of the other Pledgors of Indebtedness of Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Vitamin Shoppe or any of the other Pledgors of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety bonds and other similar obligations in the ordinary course of business;

(11) the incurrence by Vitamin Shoppe or any of the other Pledgors of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days;

(12) Obligations from agreements to provide for indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of Vitamin Shoppe or any of its Restricted Subsidiaries incurred in connection with the acquisition or disposition of the assets of Vitamin Shoppe or the assets or Capital Stock of a Person that is or becomes a Restricted Subsidiary of Vitamin Shoppe; provided that the maximum aggregate liability in connection with any such disposition in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by Vitamin Shoppe and its Subsidiaries in connection with such disposition;

(13) the incurrence of any unrealized losses or charges in respect of Hedging Obligations;

(14) the incurrence by Vitamin Shoppe or any of the other Pledgors of additional unsecured Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $10.0 million; and

(15) all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of Vitamin Shoppe or any Restricted Subsidiary arising out of any cash management, depository or other investment services provided by the Priority Lien Agent, any holder of Priority Lien Debt or any of their respective Affiliates.

“Permitted Liens” has the meaning set forth in the Indenture.

“Permitted Prior Liens” means:

(1) Liens described in clause (1) of the definition of Permitted Liens;

(2) Liens described in clauses (3), (5), (6), (7), (8), (9), (18), (19), (21) or (22) of the definition of Permitted Liens; and

(3) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Priority Lien Security Documents or the Parity Lien Security Documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of Vitamin Shoppe or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Vitamin Shoppe or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Vitamin Shoppe or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledgors” means collectively, Vitamin Shoppe, Holdings, VS Direct and any other Person that at any time provides collateral security for any Secured Obligations.

“Priority Lien” means a Lien granted by a Priority Lien Security Document to the Priority Lien Agent, at any time, upon any property of Vitamin Shoppe or any other Pledgor to secure Priority Lien Obligations.

“Priority Lien Agent” means Wachovia Bank, National Association, in its capacity as Priority Lien Agent under the Priority Lien Security Documents, together with its successors in such capacity.

“Priority Lien Cap” means, as of any date, the principal amount of Indebtedness outstanding under the Loan and Security Agreement (including all fixed or contingent reimbursement obligations with respect to letters of credit whether or not drawn) and/or the Indebtedness outstanding under any other Credit Facility, in an aggregate principal amount not to exceed the sum of the amount provided by clause (1) of the definition of Permitted Debt, as of any date, plus the amount provided by clause (15) of the definition of Permitted Debt, less the amount of Parity Lien Debt incurred after the date of the Indenture the net proceeds of which are used to permanently repay Priority Lien Debt. For purposes of this definition, all Hedging Obligations will be valued at zero.

“Priority Lien Debt” means:

(1) Indebtedness of Vitamin Shoppe and its Subsidiaries under the Loan and Security Agreement that was permitted to be incurred and secured under the applicable Secured Debt Documents (or as to which the Priority Lien Agent obtained an Officers’ Certificate from Vitamin Shoppe at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents);

(2) Indebtedness of Vitamin Shoppe under any other Credit Facility that is secured Equally and Ratably with the Loan and Security Agreement by a Priority Lien that was permitted to be incurred under the terms of the Loan and Security Agreement and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such Indebtedness is incurred by Vitamin Shoppe, such Indebtedness is designated Vitamin Shoppe, in an Officers’ Certificate delivered to each Priority Lien Representative, the Priority Lien Agent and the Parity Lien Collateral Agent, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b) such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c) all requirements set forth in this Agreement as to the confirmation, grant or perfection of the Priority Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Vitamin Shoppe delivers to the Priority Lien Agent and the Parity Lien Collateral Agent an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”); and

(3) Hedging Obligations of Vitamin Shoppe incurred to hedge or manage interest rate risk with respect to Priority Lien Debt; provided that:

(a) such Hedging Obligations are secured by a Priority Lien on all of the assets and properties that secure Indebtedness under the Credit Facility in respect of which such Hedging Obligations are incurred; and

(b) such Priority Lien is senior to or on a parity with the Priority Liens securing Indebtedness under the Credit Facility in respect of which such Hedging Obligations are incurred.

“Priority Lien Documents” means this Agreement, the Loan and Security Agreement, the other Priority Lien Security Documents and any other agreements, documents and instruments related to any other Credit Facility pursuant to which any Priority Lien Debt is incurred.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt.

“Priority Lien Representative” means (1) the Priority Lien Agent and (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Debt (for purposes related to the administration of the Priority Lien Security Documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt.

“Priority Lien Security Documents” means the Loan and Security Agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers for security executed and delivered by Vitamin Shoppe or any other Pledgor creating (or purporting to create) a Priority Lien upon Collateral in favor of the Priority Lien Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time in accordance with their respective terms.

“Purchasers” has the meaning set forth in Section 2.14.

“Required Parity Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Parity Lien Debt then outstanding, calculated in accordance with the provisions described in Section 2.10. For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, Vitamin Shoppe or any Affiliate of Vitamin Shoppe will be deemed not to be outstanding.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Retained Secured Contingent Obligations” means, at any time, all obligations for taxes, costs, indemnification or other like obligations of Vitamin Shoppe or any other Pledgor secured by Priority Liens under the Priority Lien Documents which are not due and payable at such time and in respect of which the Priority Lien Agent has notified the Parity Lien Collateral Agent that any legal proceeding or other claim is pending or has been overtly threatened against any holder of Priority Lien Obligations, or any other identifiable loss contingency exists, which may result in a liability becoming payable at a future time by Vitamin Shoppe or any other Pledgor under the provisions of the Priority Lien Documents.

“Secured Debt” means Parity Lien Debt and Priority Lien Debt.

“Secured Debt Documents” means the Parity Lien Documents and the Priority Lien Documents.

“Secured Debt Representative” means each Parity Lien Representative and each Priority Lien Representative.

“Secured Obligations” means Parity Lien Obligations and Priority Lien Obligations.

“Security Documents” means, collectively, the Priority Lien Security Documents and the Parity Lien Security Documents.

“Series of Parity Lien Debt” means, severally, the Notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means, severally, the Indebtedness outstanding under the Loan and Security Agreement and any other Credit Facility that constitutes Priority Lien Debt.

“Series of Secured Debt” means, severally, each Series of Priority Lien Debt and each Series of Parity Lien Debt.

“Specified Secured Contingent Obligations” means, at any time, obligations of Vitamin Shoppe or any other Pledgor under the Priority Lien Documents secured by Priority Liens consisting of (a) reimbursement obligations in respect of the amount that then is or thereafter may become available for funding under outstanding letters of credit issued for account of Vitamin Shoppe or any of its Subsidiaries, including without limitation any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses owing to any issuing bank, confirming bank, advising bank or correspondent bank, in each case related to such reimbursement obligations, and (b) obligations to pay any Priority Lien Obligations that were provisionally credited from the proceeds of any check or other payment remittance received from any account debtor of Vitamin Shoppe or any other Pledgor which has not at such time been finally paid, to the extent (i) such proceeds are required to be returned to any depositary or intermediary bank or clearing house under banking industry rules governing revocation of provisional credits for returned items in process of collection or (ii) the remitting bank is entitled under any deposit account control agreement with the Priority Lien Agent to be indemnified for any such returned items.

“Standstill Period” has the meaning set forth in Section 2.2(a)(2).

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surviving Unsecured Contingent Obligations” means, at any time, all obligations for taxes, costs, indemnification or other like obligations of Vitamin Shoppe or any other Pledgor under the Priority Lien Documents which are not due and payable at such time or for which no claim or demand for payment has been made at such time, other than Specified Secured Contingent Obligations and Retained Secured Contingent Obligations.

“Trustee” has the meaning set forth in the recitals.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of Vitamin Shoppe that is designated by the Board of Directors of Vitamin Shoppe as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.11 of the Indenture, is not party to any agreement, contract, arrangement or understanding with Vitamin Shoppe or any Restricted Subsidiary of Vitamin Shoppe unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Vitamin Shoppe or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Vitamin Shoppe;

(3) is a Person with respect to which neither Vitamin Shoppe nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Vitamin Shoppe or any of its Restricted Subsidiaries.

“Vitamin Shoppe” has the meaning set forth in the preamble.

“VS Direct” has the meaning set forth in the preamble.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

SECTION 1.2 Rules of Interpretation.

(a) All terms used in this Agreement that are defined in Article 9 of the UCC and not otherwise defined herein have the meanings assigned to them in Article 9 of the UCC.

(b) Unless otherwise indicated, any reference to any agreement or instrument will be deemed to include a reference to that agreement or instrument as assigned, amended, supplemented, amended and restated, or otherwise modified and in effect from time to time or replaced in accordance with the terms of this Agreement.

(c) The use in this Agreement or any of the other Security Documents of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d) References to “Sections,” “clauses,” “recitals” and the “preamble” will be to Sections, clauses, recitals and the preamble, respectively, of this Agreement unless otherwise specifically provided. References to “Articles” will be to Articles of this Agreement unless otherwise specifically provided. References to “Exhibits” and “Schedules” will be to Exhibits and Schedules, respectively, to this Agreement unless otherwise specifically provided.

(e) Notwithstanding anything to the contrary in this Agreement, any references contained herein to any section, clause, paragraph, definition or other provision of the Indenture (including any definition contained therein) shall be deemed to be a reference to such section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided, that any reference to any such section, clause, paragraph or other provision shall refer to such section, clause, paragraph or other provision of the Indenture (including any definition contained therein) as amended or modified from time to time if such amendment or modification has been accompanied by a corresponding amendment or modification to this Agreement.

(f) This Agreement and the Security Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it. Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable to this Agreement or the Security Documents.

ARTICLE 2. INTERCREDITOR PROVISIONS

SECTION 2.1 Ranking of Liens

(a) Notwithstanding:

(1) anything to the contrary contained in the Security Documents;

(2) the time of incurrence of any Series of Secured Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4) the time or order of filing or recording of financing statements, security agreements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) the ranking of any judgment lien if any claim for any Parity Lien Obligation is reduced to judgment;

(7) that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(8) the rules for determining priority under any law governing relative priorities of Liens,

all Parity Liens at any time granted by Vitamin Shoppe or any other Pledgor to the Parity Lien Collateral Agent in the Collateral will be subject and subordinate to all Priority Liens on such Collateral securing the sum of (i) Priority Lien Debt, including all fixed and contingent reimbursement obligations for outstanding letters of credit whether or not drawn, up to a maximum principal amount not to exceed the Priority Lien Cap, plus (ii) the amount of all other Priority Lien Obligations related to such Priority Lien Debt.

(b) The provisions in Section 2.1(a) are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representatives and the Priority Lien Agent as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce those provisions. The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Priority Lien Agent and each Priority Lien Representative at the time of incurrence of such Series of Parity Lien Debt.

(c) In addition, the provisions in Section 2.1(a) are intended solely to set forth the relative ranking of the Parity Liens as against the Priority Liens. Except as set forth in Section 2.2, neither the Notes nor any other Parity Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

(d) The ranking of the Liens described above will not be altered or otherwise affected by (i) any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of any of the Secured Debt Documents (subject to the Priority Lien Cap), (ii) any action or inaction which either the Priority Lien Agent or the Parity Lien Collateral Agent may take or fail to take in respect of the Collateral, (iii) the invalidity, irregularity or unenforceability of all or any part of any of the Secured Debt or the Secured Debt Documents, or (iv) any impairment, modification, change, exchange, release or subordination of, or stay of actions or lien proceedings against, Pledgors or their respective property or estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation or similar proceeding involving or affecting any Pledgor.

SECTION 2.2 Enforcement of Liens.

(a) Until the Discharge of Priority Lien Obligations:

(1) the holders of Priority Lien Debt under the Loan and Security Agreement and the other holders of Priority Lien Obligations will have, subject to (A) the exceptions set forth below in clauses (b)(1) through (b)(4), (B) the provisions set forth under Section 2.4 and (C) the rights of the holders of Permitted Prior Liens, the exclusive right to enforce, collect or realize on any Collateral that is subject to Priority Liens or exercise any other right or remedy with respect to such Collateral; and

(2) neither the Parity Lien Collateral Agent, nor the Trustee nor the holders of Notes or other Parity Lien Obligations may take any action to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral.

provided, that the Parity Lien Collateral Agent may exercise any right to enforce, collect or realize on such Collateral or exercise any other right or remedy with respect to such Collateral after the passage of a period of one hundred eighty (180) days from the earlier of (i) the commencement of any Insolvency or Liquidation Proceeding by or against any Pledgor that has not been dismissed and (ii) the date of delivery of a notice in writing to the Priority Lien Agent to the effect that an Event of Default under the Indenture has occurred and is continuing (the “Standstill Period”); provided that the Standstill Period shall be tolled during the pendency of all Insolvency or Liquidation Proceedings by or against any Pledgor pursuant to which the Priority Lien Agent is effectively stayed from enforcing its rights and remedies against the Collateral; provided further, however, that until the Discharge of Priority Lien Obligations, the Parity Lien Collateral Agent will not be entitled to exercise its rights or remedies with respect to the Collateral if the Priority Lien Agent has commenced the exercise of any of its rights or remedies with respect to all or any material portion of the Collateral that is subject to Priority Liens, has given prompt notice of such exercise to the Parity Lien Collateral Agent and is diligently pursuing the exercise thereof. After the end of the Standstill Period, the Parity Lien Collateral Agent will give the Priority Lien Agent five (5) Business Days prior written notice of its intention to exercise its rights or remedies with respect to the Collateral.

(b) In addition, the Trustee and the holders of Notes (together with any other holder of a Parity Lien Obligation) may, subject to the rights of the holders of other Permitted Prior Liens, direct the Parity Lien Collateral Agent to take any action to enforce, collect or realize on any such Collateral or exercise any other right or remedy with respect to such Collateral:

(1) without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

(2) as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any Permitted Prior Lien;

(3) as necessary to perfect or establish the priority (subject to Priority Liens and the perfection thereof and other Permitted Prior Liens) of the Parity Liens upon any Collateral; provided that the Trustee and the holders of Parity Lien Obligations may not require the Parity Lien Collateral Agent to take any action to perfect any Collateral through possession or control; or

(4) as necessary to create, prove, preserve or protect (but not enforce) the Parity Liens upon any Collateral.

(c) Subject to the provisions of Section 2.4, until the Discharge of Priority Lien Obligations, none of the holders of Notes or other Parity Lien Obligations, the Parity Lien Collateral Agent or any Parity Lien Representative will:

(1) request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Parity Liens or grant the Parity Liens equal ranking to the Priority Liens;

(2) oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Lien Obligations or any Priority Lien Representative in any Insolvency or Liquidation Proceedings;

(3) oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations or any Priority Lien Representative of the right to credit bid Priority Lien Debt at any sale in foreclosure of Priority Liens;

(4) oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations or any Priority Lien Representative relating to the lawful enforcement of any Priority Lien; or

(5) challenge the validity, enforceability, perfection or priority of the Priority Liens.

(d) Notwithstanding the foregoing, both before and during an Insolvency or Liquidation Proceeding, the holders of Notes and other Parity Lien Obligations and the Parity Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against Vitamin Shoppe or any other Pledgor in accordance with applicable law; provided that, by accepting a Note, each holder of Notes will agree not to take any of the actions prohibited under clauses (1) through (5) of Section 2.2(c) or oppose or contest any order that it has agreed not to oppose or contest under Section 2.5.

(e) At any time prior to the Discharge of Priority Lien Obligations and after (i) the commencement of any Insolvency or Liquidation Proceeding in respect of Vitamin Shoppe or any other Pledgor or (ii) the Parity Lien Collateral Agent and each Parity Lien Representative have received written notice from any Priority Lien Representative stating that (A) any Series of Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (B) more than one hundred eighty (180) days have elapsed since the date on which the holders of Priority Liens securing one or more Series of Priority Lien Debt became entitled under any Priority Lien Documents to and desire to enforce any or all of the Priority Liens by reason of a default under such Priority Lien Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral subject to Priority Liens by Vitamin Shoppe or any other Pledgor to the Parity Lien Collateral Agent, any Parity Lien Representative, any holder of Notes or any other holder of Parity Lien Obligations (including, without limitation, payments and prepayments made for application to Parity Lien Obligations and all other payments and deposits made pursuant to any provision of the Indenture, the Notes, the Note Guarantees or any other Parity Lien Document).

(f) Subject to the provisions set forth under Section 2.4 all proceeds of such Collateral received by the Parity Lien Collateral Agent, any Parity Lien Representative or any holder of Parity Lien Obligations at any time prior to the Discharge of Priority Lien Obligations in violation of Section 2.2(e) will be held by the Parity Lien Collateral Agent, the applicable Parity Lien Representative or the applicable holder of Parity Lien Obligations for the account of the holders of Priority Liens and remitted to Priority Lien Agent upon demand by Priority Lien Agent. The Parity Liens will remain attached to and, subject to the provisions of Section 2.1, enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the Parity Lien Collateral Agent, any Parity Lien Representative, the holders of Notes and the other holders of Parity Lien Obligations not in violation of Section 2.2(e) will be received by the Parity Lien Collateral Agent, such Parity Lien Representative or such holder of Parity Lien Obligations free from the Priority Liens and all other Liens except the Parity Liens.

SECTION 2.3 Waiver of Right of Marshalling.

(a) Prior to the Discharge of Priority Lien Obligations, the holders of Notes and other Parity Lien Obligations, each Parity Lien Representative and the Parity Lien Collateral Agent may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of the Priority Liens (in their capacity as priority lienholders).

(b) Following the Discharge of Priority Lien Obligations, the holders of Parity Lien Obligations and any Parity Lien Representative may assert their right under the UCC or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Priority Lien Obligations.

SECTION 2.4 Relative Rights. Nothing in the Note Documents will:

(a) as to Vitamin Shoppe and the holders of the Notes, impair the obligation of Vitamin Shoppe to pay principal of, premium and interest and Liquidated Damages, if any, on the Notes in accordance with their terms or any other obligation of Vitamin Shoppe or any other Pledgor;

(b) affect the relative rights of holders of Notes as against any other creditors of Vitamin Shoppe or any other Pledgor (other than holders of Priority Liens, Permitted Prior Liens or other Parity Liens);

(c) restrict the right of any holder of Notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions set forth in Sections 2.2 and 2.5);

(d) restrict or prevent any holder of Notes or other Parity Lien Obligations, the Parity Lien Collateral Agent or any Parity Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default under the Indenture not specifically restricted or prohibited by Sections 2.2 and 2.5; or

(e) restrict or prevent any holder of Notes or other Parity Lien Obligations, the Parity Lien Collateral Agent or any Parity Lien Representative from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by Sections 2.2 and 2.5.

SECTION 2.5 Insolvency or Liquidation Proceedings.

(a) This Agreement will remain enforceable in accordance with its terms after the commencement of any Insolvency or Liquidation Proceeding by or against any Pledgor and all converted or succeeding proceedings in respect thereof.

(b) If in any Insolvency or Liquidation Proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations pursuant to the terms of the Priority Lien Documents consent to any order:

(1) for use of cash collateral;

(2) approving a debtor-in-possession financing facility secured by Liens that are senior to or on a parity with all Priority Liens upon any property of the estate in such Insolvency or Liquidation Proceeding;

(3) granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the Collateral subject to Priority Liens; or

(4) relating to a sale of assets of Vitamin Shoppe or any other Pledgor that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Parity Liens will attach to the proceeds of the sale;

then, the holders of Notes and other Parity Lien Obligations, in their capacity as holders of secured claims, and each Parity Lien Representative will not oppose or otherwise contest the entry of such order, as long as none of the holders of Priority Lien Obligations or any Priority Lien Representative in any respect opposes or otherwise contests any request made by the holders of Notes or other Parity Lien Obligations or a Parity Lien Representative for the grant to the Parity Lien Collateral Agent, for the benefit of the holders of Notes and other Parity Lien Obligations, of a junior Lien upon any assets or property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, but subordinated (as set forth herein under Section 2.1) to such Lien and all Priority Liens on such assets or property.

(c) Notwithstanding the foregoing, both before and during an Insolvency or Liquidation Proceeding, the holders of Notes and other Parity Lien Obligations and the Parity Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of Insolvency or Liquidation Proceedings against Vitamin Shoppe or any other Pledgor in accordance with applicable law, subject to the terms of the Indenture and the Parity Lien Security Documents. By accepting a Note, each holder of Notes will agree to be subject to the terms of this Agreement.

(d) Based upon their interests as holders of Parity Lien Obligations in any Collateral that is subject to Priority Liens, the holders of Notes or other Parity Lien Obligations or any Parity Lien Representative will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Parity Liens, except that:

(1) they may freely seek and obtain relief: (i) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth in Section 2.1) to, all Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the holders of Priority Lien Obligations; or

(ii) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan so long as the relief requested does not constitute a breach of and is not inconsistent with the terms of this Agreement with respect to the priority of the Parity Liens; and

(2) they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

(e) Notwithstanding the foregoing, nothing in this Agreement will restrict, impair or affect, in any respect, the right of any holder of Notes or other Parity Lien Obligations or of the Parity Lien Collateral Agent or any Parity Lien Representative (a) to propose, support, object to, vote in favor of or against, or otherwise take or omit to take any action whatsoever in respect of, any plan of reorganization or similar dispositive restructuring plan in any Insolvency or Liquidation Proceeding (as long as, in the case of a plan proposed, supported or voted for by them, the plan does not constitute a breach of the terms set forth in Section 2.1) or (b) to demand, receive and retain, free from any interest or claim by any holder of Priority Liens or Priority Lien Obligations, any and all distributions made on account of the Notes or other Parity Lien Obligations pursuant to any plan of reorganization or other restructuring plan in any Insolvency or Liquidation Proceeding, whether such distributions are made in cash, in the form of debt securities or other claims, as equity securities or other equity interests, as distributions of property, or otherwise in any form.

SECTION 2.6 Amendment of this Agreement and the Parity Lien Documents.

(a) No amendment, modification, supplement or waiver to the provisions of this Agreement will be effective without the prior written approval of the Parity Lien Collateral Agent, as directed by the Required Parity Lien Debtholders, and the Priority Lien Agent.

(b) Notwithstanding the foregoing, any amendment or waiver of, or any consent under, any provision of this Agreement or, except where the same would adversely affect the holders of the Parity Lien Obligations, any other Priority Lien Security Document will apply automatically to any comparable provision of any comparable Parity Lien Document without the consent of or notice to any holder of Parity Lien Obligations and without any action by Vitamin Shoppe or any holder of Notes or other Parity Lien Obligations.

(c) Except as set forth in Section 3.8(b), the ability of Vitamin Shoppe, any other Pledgor or the Parity Lien Collateral Agent to amend or supplement any Parity Lien Document is not restricted by this Agreement, and the Parity Lien Documents may be amended or supplemented as set forth in Section 2.9 of the Collateral Agency Agreement.

SECTION 2.7 Release of Parity Liens on Collateral.

(a) The Parity Liens upon the Collateral will be released:

(1) in whole, upon (i) payment in full and discharge of all outstanding Parity Lien Debt and all other Parity Lien Obligations that are outstanding, due and payable at the time all of the Parity Lien Debt is paid in full and discharged and (ii) termination or expiration of all commitments to extend credit under all Parity Lien Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Documents) of all outstanding letters of credit issued pursuant to any Parity Lien Documents;

(2) as to any Collateral that is sold, transferred or otherwise disposed of by Vitamin Shoppe or any other Pledgor to a Person that is not (either before or after such sale, transfer or disposition) Vitamin Shoppe or a Restricted Subsidiary of Vitamin Shoppe in a transaction or other circumstance that complies with the “Asset Sale” provisions of the Indenture and is permitted by all of the other Parity Lien Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Parity Liens upon the Collateral will not be released if the sale or disposition is not permitted under the covenant set forth in Section 4.10 of the Indenture.

(3) as to any Collateral that is sold, transferred or otherwise disposed of by the Priority Lien Agent in foreclosure of the Priority Liens upon such Collateral in compliance with the laws applicable to such foreclosure; provided that the right of the Parity Lien Collateral Agent (i) to redeem such Collateral in accordance with applicable law, (ii) to claim, take and receive proceeds of the foreclosure sale of such Collateral remaining after the Discharge of Priority Lien Obligations in accordance with applicable law, and (iii) to enforce the provisions set forth in Section 2.8 will not be affected or impaired by any such release; and

(4) as to a release of all or substantially all of the Collateral, except as set forth in clauses (2) and (3) of this Section 2.7(a) and clause (4) of Section 2.5, if (i) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Parity Debt at the time outstanding as provided for in the applicable Parity Lien Documents, and (ii) Vitamin Shoppe has delivered an Officers’ Certificate to the Parity Lien Collateral Agent certifying that all such necessary consents have been obtained.

(b) Notwithstanding any release of the Parity Liens upon the Collateral as set forth in Section 2.7(a) in connection with any sale or other disposition of assets described in Section 2.7(a), the Parity Liens will apply to the proceeds of any such Collateral received in connection with any such sale or other disposition.

SECTION 2.8 Order of Application of Proceeds - Distributions by the Priority Lien Agent.

If any Collateral is sold or otherwise realized upon by the Priority Lien Agent or by Vitamin Shoppe or any other Pledgor with the consent of the Priority Lien Agent in connection with any foreclosure, collection or other enforcement of Liens granted to the Priority Lien Agent in the Priority Lien Security Documents, the proceeds received by the Priority Lien Agent from such foreclosure, collection or other enforcement will be distributed by the Priority Lien Agent in the following order of application:

FIRST, to the payment of all amounts payable under the Priority Lien Documents on account of the Priority Lien Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Priority Lien Agent or any co-trustee or agent of the Priority Lien Agent in connection with any Priority Lien Security Document;

SECOND, to the respective Priority Lien Representatives for application to the payment of all outstanding Priority Lien Debt up to the amount of the Priority Lien Cap and any other Priority Lien Obligations related to such Priority Lien Debt that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt up to the amount of the Priority Lien Cap and all other Priority Lien Obligations related to such Priority Lien Debt that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);

THIRD, to the Parity Lien Collateral Agent for the payment of all amounts payable under the Parity Lien Documents on account of the Parity Lien Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Parity Lien Collateral Agent or any co-trustee or agent of the Parity Lien Collateral Agent in connection with any Parity Lien Security Document;

FOURTH, to the Parity Lien Collateral Agent for the payment of all amounts to the respective Parity Lien Representatives for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit, if any, constituting Parity Lien Debt);

FIFTH, to the Priority Lien Agent for application to the payment of the Priority Lien Debt in excess of the Priority Lien Cap and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable; and

SIXTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to Vitamin Shoppe or the applicable Pledgor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

SECTION 2.9 Order of Application of Proceeds - Distributions by the Parity Lien Collateral Agent.

(a) Notwithstanding Section 2.8, if, following the Discharge of Priority Lien Obligations, any Collateral is sold or otherwise realized upon by the Parity Lien Collateral Agent in connection with any foreclosure, collection or other enforcement of Liens granted to the Parity Lien Collateral Agent in the Parity Lien Security Documents, the proceeds received by the Parity Lien Collateral Agent from such foreclosure, collection or other enforcement will be distributed by the Parity Lien Collateral Agent in the following order of application:

FIRST, to the payment of all amounts payable under the Parity Lien Documents on account of the Parity Lien Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Parity Lien Collateral Agent or any co-trustee or agent of the Parity Lien Collateral Agent in connection with any Parity Lien Security Document; and

SECOND, in accordance with clauses FOURTH, FIFTH and SIXTH of Section 2.8.

(b) If any Parity Lien Representative or any holder of a Parity Lien Obligation collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the Priority Lien Obligations in accordance with Section 2.9(a), whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such Parity Lien Representative or such holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to the Priority Lien Agent, for the account of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien, to be applied in accordance with the provisions set forth in Sections 2.8 and 2.9. Until so delivered, such proceeds will be held by that Parity Lien Representative or that holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien.

(c) The provisions set forth in Sections 2.8 and 2.9 are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative, the Priority Lien Agent as holder of Priority Liens and the Parity Lien Collateral Agent as holder of Parity Liens. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Priority Lien Agent, the Parity Lien Collateral Agent and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

SECTION 2.10 Voting by Holders of Parity Lien Debt. In connection with any matter under this Agreement requiring a vote of holders of Parity Lien Debt, each Series of Parity Lien Debt will cast its votes in accordance with the Parity Lien Documents governing such Series of Parity Lien Debt. The amount of Parity Lien Debt to be voted by a Series of Parity Lien Debt will equal (a) the aggregate principal amount of Parity Lien Debt held by such Series of Parity Lien Debt (including outstanding letters of credit whether or not available or drawn), plus (b) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Parity Lien Debt.

SECTION 2.11 Further Assurances. Upon the reasonable request of the Priority Lien Agent, the Parity Lien Collateral Agent or any Secured Debt Representative at any time and from time to time, Vitamin Shoppe and each of the other Pledgors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Priority Lien Agent or Parity Lien Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Priority Liens and Parity Liens and the benefits intended to be conferred, in each case as contemplated by the Priority Lien Documents and the Parity Lien Documents, for the benefit of the holders of Priority Lien Obligations and Parity Lien Obligations.

SECTION 2.12 Bailee for Perfection.

(a) Solely for purposes of perfecting the Parity Liens of the Parity Lien Collateral Agent in any portion of the Collateral in the possession of the Priority Lien Agent (or its agents or bailees) as part of the Collateral securing the Priority Lien Obligations including any instruments, negotiable documents, tangible chattel paper, certificated securities or money, the Priority Lien Agent and the Priority Lien Representatives acknowledge that the Priority Lien Agent also holds that property as bailee for the benefit of the Parity Lien Collateral Agent for the benefit of the holders of Parity Lien Obligations. Notwithstanding the foregoing, the Priority Lien Agent shall have no obligation whatsoever to the Parity Lien Collateral Agent or any holders of Parity Lien Obligations to ensure that the Collateral securing the Priority Lien Obligations is genuine or owned by any of the Pledgors. The duties or responsibilities of the Priority Lien Agent under this Section shall be limited solely to holding the Collateral securing the Priority Lien Obligations as bailee and agent for perfection for the benefit of the

Parity Lien Collateral Agent and the holders of Parity Lien Obligations and their successors and assigns, which duty and responsibility the Priority Lien Agent shall fulfill using the same degree of care with respect thereto as it uses for similar property pledged to it as collateral for indebtedness of others to the Priority Lien Agent, and the Priority Lien Agent shall have no liability in connection therewith except for its gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

(b) Conversely, solely for purposes of perfecting the Priority Liens of the Priority Lien Agent in any portion of the Collateral which may be in the possession of the Parity Lien Collateral Agent (or its agents or bailees) as part of the Collateral securing the Parity Lien Obligations including, without limitation, any instruments, negotiable documents, tangible chattel paper, certificated securities or money, the Parity Lien Collateral Agent and the Parity Lien Representatives acknowledge that the Parity Lien Collateral Agent also holds that property as bailee for the benefit of the Priority Lien Agent for the benefit of the holders of Priority Lien Obligations. Notwithstanding the foregoing, the Parity Lien Collateral Agent shall have no obligation whatsoever to the Priority Lien Agent or any holders of Priority Lien Obligations to ensure that the Collateral securing the Parity Lien Obligations is genuine or owned by any of the Pledgors. The duties or responsibilities of the Parity Lien Collateral Agent under this Section shall be limited solely to holding the Collateral securing the Parity Lien Obligations as bailee and agent for perfection for the benefit of the Priority Lien Agent and the holders of Priority Lien Obligations and their successors and assigns, which duty and responsibility the Parity Lien Collateral Agent shall fulfill using the same degree of care with respect thereto as it uses for similar property pledged to it as collateral for indebtedness of others to the Parity Lien Collateral Agent, and the Parity Lien Collateral Agent shall have no liability in connection therewith except for its gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

SECTION 2.13 Delivery of Collateral and Proceeds of Collateral. Following the Discharge of Priority Lien Obligations, the Priority Lien Agent will, to the extent permitted by applicable law, deliver to (a) the Parity Lien Collateral Agent, or (b) such other person as a court of competent jurisdiction may otherwise direct, (1) any Collateral held by, or on behalf of, the Priority Lien Agent or any holder of Priority Lien Obligations, and (2) all remaining proceeds of Collateral held by, or on behalf of, the Priority Lien Agent or any holder of Priority Lien Obligations, whether arising out of an action taken to enforce, collect or realize upon any Collateral or otherwise. Such Collateral and such proceeds will be delivered without recourse and without any representation or warranty whatsoever as to the enforceability, perfection, priority or sufficiency of any Lien securing or guarantee or other supporting obligation for any Priority Lien Debt or Parity Lien Debt, together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

SECTION 2.14 Parity Lien Debtholders Purchase Option.

(a) On or after the occurrence and during the continuance of an Event of Default under and as defined in the Loan and Security Agreement and either the acceleration of the Priority Lien Obligations or the determination of the Priority Lien Agent and the requisite holders of Priority Lien Debt to foreclose or take any similar action to realize upon the Collateral, the holders of Notes and other Parity Lien Debt (or such nominees as may be granted the right to do so by the Required Parity Lien Debtholders (the “Purchasers”)) will have the right, at their sole option and election (but will not be obligated), at any time upon prior written notice by the Parity Lien Collateral Agent (acting pursuant to and in accordance with the written instructions of the Required Parity Lien Debtholders) to the Priority Lien Agent to purchase from the holders of the Priority Lien Obligations all outstanding Priority Lien Obligations that are outstanding and unpaid on the date of such purchase, except for Priority Lien Obligations that are, at the time of such purchase, Retained Secured Contingent Obligations or Surviving Unsecured Contingent Obligations. Promptly following the receipt of such notice, the Priority Lien

Agent will deliver to the Parity Lien Collateral Agent a statement of the amount of Priority Lien Debt and other Priority Lien Obligations then due and payable (including principal and interest in respect of the Priority Lien Debt then outstanding and such information as may then be reasonably available to the Priority Lien Agent as to the amount of any outstanding Specified Secured Contingent Obligations and Retained Secured Contingent Obligations) and the amount of the cash collateral requested by the Priority Lien Agent to be delivered to the Priority Lien Agent pursuant to Section 2.14(b)(2). The right to purchase provided for in this Section 2.14 will expire unless, within five (5) Business Days after the receipt by the Parity Lien Collateral Agent of such notice from the Priority Lien Agent, the Parity Lien Collateral Agent (acting pursuant to and in accordance with the written instructions of the Required Parity Lien Debtholders) delivers to the Priority Lien Agent an irrevocable commitment of the purchasers to complete the purchase on the terms set forth under this Section 2.14(a).

(b) On the date specified by the Parity Lien Collateral Agent (on behalf of the Purchasers, and acting pursuant to and in accordance with the written instructions of the Required Parity Lien Debtholders) in such irrevocable commitment (which shall not be less than five (5) Business Days, nor more than twenty (20) days, after the receipt by the Priority Lien Agent of such irrevocable commitment), the holders of the Priority Lien Obligations shall sell to the Purchasers all (but not less than all) Priority Lien Obligations that are outstanding and unpaid on the date of such sale, except for any Priority Lien Obligations that are, at the time of such sale, Retained Secured Contingent Obligations or Surviving Unsecured Contingent Obligations, subject to any required approval of any court or other regulatory or governmental authority then in effect and only if on the date of such sale, the Priority Lien Agent receives the following:

(1) payment, as the purchase price for all Priority Lien Obligations sold in such sale, of an amount equal to the full amount of all Priority Lien Obligations (other than Specified Secured Contingent Obligations, Retained Secured Contingent Obligations and Surviving Unsecured Contingent Obligations) then outstanding and unpaid (including principal, interest, fees, reasonable attorneys’ fees and legal expenses, other expenses and including for this purpose an amount equal to any early termination fee that would otherwise have been payable to the holders of the Priority Lien Obligations upon the termination of the Priority Lien Documents at the time of such purchase);

(2) a cash collateral deposit in such amount as the Priority Lien Agent determines is reasonably necessary to secure the payment of any Specified Secured Contingent Obligations that may become due and payable after such sale (but not in any event in an amount greater than one hundred five (105%) percent of the amount then reasonably estimated by the Priority Lien Agent to be the aggregate outstanding amount of Specified Secured Contingent Obligations at such time), which cash collateral shall be (A) held by the Priority Lien Agent as security solely to reimburse the holders of Specified Secured Contingent Obligations for any Specified Secured Contingent Obligations that become due and payable after such sale and (B) returned to the Parity Lien Collateral Agent (except as may otherwise be required by applicable law or any order of any court or other governmental authority) promptly after the expiration or termination from time to time of payment contingencies affecting such Specified Secured Contingent Obligations; and

(3) any agreements, documents or instruments which the Priority Lien Agent may reasonably request pursuant to which the Parity Lien Collateral Agent and the purchasers in such sale expressly assume and adopt all of the obligations of the Priority Lien Agent and the holders of the Priority Lien Obligations under the Priority Lien Documents on and after the date of the purchase and sale and the Parity Lien Collateral Agent (or any other representative appointed by the Required Parity Lien Debtholders) becomes a successor agent thereunder.

(c) Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the Priority Lien Agent as the Priority Lien Agent may designate in writing to the Parity Lien Collateral Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such sale occurs if the amounts so paid by the Parity Lien Collateral Agent and holders of the Parity Lien Obligations to the bank account designated by Priority Lien Agent are received in such bank account prior to 12:00 p.m., New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by the Parity Lien Collateral Agent and holders of the Parity Lien Obligations to the bank account designated by the Priority Lien Agent are received in such bank account later than 12:00 p.m., New York City time.

(d) Such sale shall be expressly made without representation or warranty of any kind by the Priority Lien Agent and the holders of Priority Lien Obligations as to the Priority Lien Obligations, the Collateral or otherwise and without recourse to the Priority Lien Agent and the holders of Priority Lien Obligations, except that the Priority Lien Agent and the holders of Priority Lien Obligations shall represent and warrant severally as to the Priority Lien Obligations then owing to it: (i) the amount of the Priority Lien Obligations being purchased as reflected in the books and records of the Priority Lien Agent or such holders of Priority Lien Obligations (but without representation or warranty as to the collectability, validity or enforceability thereof); (ii) that the Priority Lien Agent and such holders of the Priority Lien Obligations own the Priority Lien Obligations and are transferring the Priority Lien Obligations free and clear of any liens or encumbrances; and (iii) the Priority Lien Agent and such holders of the Priority Lien Obligations have the right to assign the Priority Lien Obligations and the assignment is duly authorized.

(e) After such sale becomes effective, (i) the Retained Secured Contingent Obligations and Specified Secured Contingent Obligations will remain enforceable by the holders thereof and will remain secured by the Priority Liens upon the Collateral in accordance with the applicable provisions of the Priority Lien Documents as in effect at the time of such sale, and the holders of Retained Secured Contingent Obligations and Specified Secured Contingent Obligations will remain entitled to the benefit of the Priority Liens upon the Collateral and sharing rights in the proceeds thereof in accordance with the provisions of the Priority Lien Documents as in effect at the time of such sale, as fully as if the sale of the Priority Lien Debt had not been made, but only the person or successor agent to whom the Priority Liens are transferred in such sale will have the right to foreclose upon or otherwise enforce the Priority Liens and only the Purchasers in the sale will have the right to direct such person or successor as to matters relating to the foreclosure or other enforcement of the Priority Liens, and (b) the Surviving Unsecured Contingent Obligations will remain enforceable in accordance with the applicable provisions of the Priority Lien Documents as in effect at the time of such sale to the extent provided in the Priority Lien Documents, but solely as unsecured liabilities, without any entitlement to the benefit of the Priority Liens or any proceeds thereof.

SECTION 2.15 No Waiver of Lien Priorities

(a) Subject to the rights of any holder of Parity Liens and Parity Lien Obligations under applicable law, no right of the Priority Lien Agent or the holders of the Priority Lien Obligations to enforce any provision of this Agreement or any other Priority Lien Document will at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Pledgor or by any act or failure to act by the Priority Lien Agent or any holders of Priority Lien Obligations, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement or any of the Secured Debt Documents, regardless of any knowledge thereof which the Priority Lien Agent or the holders Priority Lien Obligations, or any of them, may have or be otherwise charged with.

(b) Subject to the rights of any holder of Parity Liens and Parity Lien Obligations under applicable law or arising under the terms of this Agreement, the Priority Lien Agent or the holders of the Priority Lien Obligations and any of them, may, at any time and from time to time, without the consent of, or notice to, the Parity Lien Collateral Agent or any holders of the Parity Lien Obligations, without incurring any liabilities to the Parity Lien Collateral Agent or any holders of the Parity Lien Obligations and without impairing or releasing the Lien priorities and other benefits described herein (even if any right of subrogation or other right or remedy of the Parity Lien Collateral Agent or any holders of the Parity Lien Obligations is affected, impaired or extinguished thereby) do any one or more of the following:

(1) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase (subject to the Priority Lien Cap) or alter, the terms of any of the Priority Lien Debt or any Priority Lien on any Collateral or guaranty thereof or any liability of any Pledgor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Priority Lien Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension, but subject always to the Priority Lien Cap) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Priority Liens held by the Priority Lien Agent or any of the holders of the Priority Lien Obligations, the Priority Lien Obligations, or any of the Priority Lien Documents;

(2) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral in an enforcement of the Priority Liens (subject to the rights of any holder of Parity Liens and Parity Lien Obligations under applicable law or arising under the terms of this Agreement) or any liability of any Pledgor to the Priority Lien Agent or the holders of the Priority Lien Obligations, or any liability incurred directly or indirectly in respect thereof;

(3) settle or compromise any Priority Lien Obligations or any other liability of any Pledgor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Priority Lien Obligations) in any manner or order; and

(4) exercise or delay in or refrain from exercising any right or remedy against any Pledgor or any other Person, elect any remedy and otherwise deal freely with any Pledgor or any Collateral (subject to the rights of any holder of Parity Liens and Parity Lien Obligations under applicable law or arising under the terms of this Agreement) and any guarantor or any liability of any Pledgor to the Priority Lien Agent or the holders of the Priority Lien Obligation or any liability incurred directly or indirectly in respect thereof.

(c) Subject to the rights of any holder of Parity Liens and Parity Lien Obligations under applicable law or arising under the terms of this Agreement, and except as otherwise set forth herein, the Priority Lien Agent and the holders of the Priority Lien Obligations shall have no liability with respect to any actions which the Priority Lien Agent or the holders of the Priority Lien Obligations may take or permit or omit to take with respect to: (i) the Priority Lien Documents, (ii) the collection of the Priority Lien Obligations or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any Collateral and that the Priority Lien Agent and holders of the Priority Lien Obligations will have no duty to the Parity Lien Collateral Agent or any holder of Parity Lien Obligations in respect of the maintenance or preservation of the Collateral, the Priority Lien Obligations or otherwise.

SECTION 2.16 Acknowledgement of Liens.

(a) The Parity Lien Collateral Agent acknowledges that the Priority Lien Agent, for the benefit of the holders of the Priority Lien Obligations, has been granted Liens upon substantially all of the assets and properties of the Pledgors, including without limitation the Collateral that is subject to Priority Liens pursuant to the Priority Lien Documents to secure the Priority Lien Debt, and the Priority Lien Agent acknowledges that the Parity Lien Collateral Agent, for the benefit of the holders of the Parity Lien Obligations, has been granted Liens upon the Collateral that is subject to Parity Liens pursuant to the Parity Lien Documents to secure the Parity Lien Debt. Except as set forth in Section 2.12, the Priority Lien Agent shall be solely responsible for perfecting and maintaining the perfection of its Liens upon the Collateral, and the Parity Lien Collateral Agent, subject to Articles 2 and 3 of the Collateral Agency Agreement, shall be solely responsible for perfecting and maintaining the perfection of its Liens upon the Collateral.

(b) The Parity Lien Collateral Agent and the holders of the Parity Lien Obligations will not challenge the validity, enforceability, perfection or priority of the Priority Liens on the Collateral, and the Priority Lien Agent and the holders of the Priority Lien Obligations will not challenge the validity, enforceability or perfection of the Parity Liens on the Collateral, in each case whether or not an Insolvency or Liquidation Proceeding has been commenced by or against Vitamin Shoppe or any other Pledgor.

ARTICLE 3. MISCELLANEOUS PROVISIONS

SECTION 3.1 Obligations of Pledgors Joint and Several; All Other Obligations Several; Immunities and Indemnities of Agents and Representatives.

(a) Each party hereto other than the Pledgors will be obligated under this Agreement only for the performance of its own obligations hereunder. All liabilities arising hereunder will be in all respects several and not joint.

(b) All obligations of the Pledgors hereunder are and will be in all respects joint and several.

(c) Except as set forth as to the Pledgors in Section 3.1(b), no party hereto will be (i) obligated to perform, or liable for any failure to perform, any obligation of any other party or of any holder of Secured Obligations set forth in or arising under this Agreement or (ii) otherwise liable for any undertaking, obligation, act, omission or wrongful conduct of any other party hereto or of any holder of Secured Obligations.

(d) The Parity Lien Collateral Agent will be entitled under this Agreement, and in respect of the performance of its obligations and exercise of its rights thereunder, to all of the rights, protections, immunities and indemnities set forth in the Collateral Agency Agreement, as if such rights, protections, immunities and indemnities had been specifically set forth therein.

(e) The Priority Lien Agent will be entitled under this Agreement, and in respect of the performance of its obligations and exercise of its rights thereunder, to all of the rights, protections, immunities and indemnities set forth in the Loan and Security Agreement, as if such rights, protections, immunities and indemnities had been specifically set forth therein.

(f) Each Secured Debt Representative will be entitled under this Agreement, and in respect of the performance of its obligations and exercise of its rights thereunder, to all of the rights,

protections, immunities and indemnities set forth in the Secured Debt Documents for the Series of Secured Debt for which it acts as Secured Debt Representative, as if such rights, protections, immunities and indemnities had been specifically set forth therein.

SECTION 3.2 Successor Agents; Replacement and Substitution of Agents.

(a) If any Person at any time succeeds to the Liens, rights, powers and duties of the Parity Lien Collateral Agent or the Priority Lien Agent, whether by law or in accordance with the applicable provisions of the Parity Lien Security Documents, in the case of the Parity Lien Collateral Agent, or Priority Lien Documents, in the case of the Priority Lien Agent, such Person will concurrently and automatically succeed to the rights, powers and duties of its respective predecessor under this Agreement, whether or not it assumes such rights, powers or duties and without any requirement of notice to or consent by any of the parties hereto.

(b) If and when (i) the outstanding Priority Lien Debt is refinanced at any time in whole or in part under new or additional Priority Lien Documents providing that a Person other than the existing Priority Lien Agent will hold the Priority Liens for the benefit of the holders of Priority Lien Obligations (whether the previously granted Priority Liens are assigned to such Person or are released and replaced by Priority Liens newly granted to such Person) or (ii) Vitamin Shoppe enters into a new Loan and Security Agreement secured by Priority Liens newly granted to a Person other than the previous Priority Lien Agent at any time after the previously existing Loan and Security Agreement was retired, all previously outstanding Priority Lien Debt was repaid in full and all previously granted Priority Liens were released, Vitamin Shoppe will have the right and obligation to cause such Person concurrently to execute and deliver to the parties hereto an Intercreditor Agreement Joinder, appropriately completed by such Person as Priority Lien Agent, accompanied by the written consent thereto of the previously acting Priority Lien Agent; and thereupon (x) such Person will concurrently and automatically replace and be substituted for the previously acting Priority Lien Agent and succeed to the rights, powers and duties of the previously acting Priority Lien Agent under this Agreement, without any requirement of notice to or consent by any of the parties hereto and (y) the Person previously acting as Priority Lien Agent will be forever released from all of its obligations under this Agreement.

(c) If and when (i) the outstanding Parity Lien Debt is refinanced at any time in whole or in part under new or additional Parity Lien Documents providing that a Person other than the existing Parity Lien Collateral Agent will hold the Parity Liens for the benefit of the holders of Parity Lien Obligations (whether the previously granted Parity Liens are assigned to such Person or are released and replaced by Parity Liens newly granted to such Person) or (ii) Vitamin Shoppe enters into a new Indenture, credit agreement or other instrument secured by Parity Liens newly granted to a Person other than the previous Parity Lien Collateral Agent at any time after the previously existing Indenture, credit agreement or other instrument was retired, all previously outstanding Parity Lien Debt was repaid in full and all previously granted Parity Liens were released, Vitamin Shoppe will have the right and obligation to cause such Person concurrently to execute and deliver to the parties hereto an Intercreditor Agreement Joinder, appropriately completed by such Person as Parity Lien Collateral Agent, accompanied by the written consent thereto of the previously acting Parity Lien Collateral Agent; and thereupon (x) such Person will concurrently and automatically replace and be substituted for the previously acting Parity Lien Collateral Agent and succeed to the rights, powers and duties of the previously acting Parity Lien Collateral Agent under this Agreement, without any requirement of notice to or consent by any of the parties hereto and (y) the Person previously acting as Parity Lien Collateral Agent will be forever released from all of its obligations under this Agreement.

(d) Notwithstanding any assumption of obligations by a successor Parity Lien Collateral Agent or Priority Lien Agent, as the case may be, and notwithstanding any release of the obligations of a predecessor Parity Lien Collateral Agent or Priority Lien Agent, as the case may be, under this Agreement, the successor will not assume or be liable for, and the predecessor will not be released from, any liability for breach of any obligation of the predecessor that had accrued at the time of assumption.

SECTION 3.3 Binding Effect; Enforcement.

(a) This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

(b) To the extent provided in the Priority Lien Documents, the holders of the Priority Lien Obligations shall have the right to grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, or any interest in, the Priority Lien Debt and the Collateral securing same; provided, that, Parity Lien Collateral Agent shall not be obligated to give any notices to or otherwise in any manner deal directly with any holder of Priority Lien Obligations or any participant in the Priority Lien Debt, and no participant shall be entitled to any rights or benefits under this Agreement except through the holder of the Priority Lien Obligations with which it is a participant. In connection with any participation or other transfer or assignment, a holder of Priority Lien Obligations (i) may, subject to the Priority Lien Documents, disclose to such assignee, participant or other transferee or assignee all documents and information which such holder of Priority Lien Obligations now or hereafter may have relating to Pledgors or the Collateral and (ii) shall disclose to such participant or other transferee or assignee the existence and terms and conditions of this Agreement.

(c) Except as otherwise set forth in Section 2.9(c), the obligations of the Parity Lien Collateral Agent, Parity Lien Representatives and holders of Parity Lien Obligations under this Agreement are enforceable only by the Priority Lien Agent and by each Priority Lien Representative for the benefit of the holders of Priority Lien Obligations.

(d) Except as otherwise set forth in Section 2.9(c), the obligations of the Priority Lien Agent, Priority Lien Representatives and holders of Priority Lien Obligations under this Agreement are enforceable only by the Parity Lien Collateral Agent and by each Parity Lien Representative for the benefit of the holders of Parity Lien Obligations.

(e) Each holder of Secured Obligations that is not party hereto may enforce the provisions of Sections 2.8 and 2.9 as an intended third party beneficiary thereof as set forth in Section 2.9(c), but no holder of Secured Obligations, except the Parity Lien Collateral Agent, the Priority Lien Agent and Secured Debt Representatives, will otherwise have the right independently or directly to enforce any other obligation hereunder. No other third parties (including holders of claims against or interests in any Pledgor) are intended to have the benefit of, or will be entitled to rely on or enforce, any obligation arising under this Agreement.

(f) Without limiting the right to assign any claim for breach of any obligation hereunder, (i) the rights and powers of the Parity Lien Collateral Agent and the Priority Lien Agent under this Agreement are appurtenant to the Liens it holds and may be assigned only in connection with, or to confirm, any succession or substitution as holder of such Liens, (ii) the rights and powers of a Secured Debt Representative under this Agreement are granted to it in its capacity as representative for the Series of Secured Debt for which its acts as representative and may be assigned only in connection with, or to confirm, any succession or substitution in such representative capacity, and (iii) all other attempted assignments of any rights or powers of the Parity Lien Collateral Agent, the Priority Lien Agent or Secured Debt Representative under this Agreement will be void.

SECTION 3.4 Additional Representations.

(a) Priority Lien Agent represents and warrants to the Trustee, the Parity Lien Collateral Agent and the holders of the Parity Lien Obligations that:

(1) the execution, delivery and performance of this Agreement by Priority Lien Agent (on behalf of itself and the holders of the Priority Lien Obligations) is within its powers in its capacity as agent for the holders of the Priority Lien Obligations; and

(2) Priority Lien Agent has been authorized to execute, deliver and perform this Agreement on behalf of the holders of the Priority Lien Obligations and to bind the holders of the Priority Lien Obligations to the terms hereof; and

(b) The Parity Lien Collateral Agent and the Trustee represent and warrant to the Priority Lien Agent and holders of the Priority Lien Obligations that:

(1) the execution, delivery and performance of this Agreement by Parity Lien Collateral Agent and the Trustee (on behalf of the holders of the Parity Lien Obligations) is within their powers in their capacities as collateral agent and trustee, respectively, for the holders of the Parity Lien Obligations, and

(2) The Parity Lien Collateral Agent and the Trustee have been authorized to execute, deliver and perform this Agreement on behalf of the holders of the Parity Lien Obligations and to bind the holders of the Parity Lien Obligations to the terms hereof.

SECTION 3.5 Additional Pledgors and Secured Debt Representatives.

(a) The Pledgors will cause each Subsidiary which hereafter becomes a Pledgor to become a party to this Agreement, for all purposes of this Agreement, as an additional Pledgor, by causing it to execute and deliver to the parties hereto an Intercreditor Agreement Joinder, appropriately completed, whereupon such Subsidiary will be bound by the terms hereof applicable to it as Pledgor to the same extent and in the same manner as the Pledgors originally party to this Agreement.

(b) The Pledgors will cause the Secured Debt Representative for any Series of Secured Debt hereafter incurred to become a party to this Agreement, for all purposes of this Agreement, as an additional Secured Debt Representative, by causing it to execute and deliver to the parties hereto at the time of incurrence an Intercreditor Agreement Joinder, appropriately completed, whereupon such Person will be bound by the terms hereof applicable to it as Secured Debt Representative to the same extent and in the same manner as the Secured Debt Representatives originally party to this Agreement. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Priority Lien Agent, the Parity Lien Collateral Agent and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

SECTION 3.6 Delay and Waiver. No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the Security Documents will impair any such right, power or remedy or operate as a waiver thereof. No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

SECTION 3.7 Notices. Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given shall be in writing and shall be given to the following addresses:

If to the Priority Lien Agent:	Wachovia Bank, National Association
1133 Avenue of the Americas
New York, New York 11136
Attn: Portfolio Manager—Vitamin Shoppe
Telephone No.: 212-840-2000
Telecopy No.: 212-545-4283

If to the Parity Lien Collateral Agent:	Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
Attn: Corporate Capital Markets
Telecopy No.: (302) 636-4145

If to the Trustee:	Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
Attn: Corporate Capital Markets
Telecopy No.: (302) 636-4145

If to Vitamin Shoppe or any other Pledgor:	Vitamin Shoppe Industries Inc.
Corporate Office
2101 91st Street
North Bergen, New Jersey 07047
Attn: Vice President of Finance (or with respect to notices of default only, General Counsel)
Telephone No.: (201) 624-3000
Telecopy No.: (201) 868-0727

With copy to:	Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022
Attn: Michael T. Edsall, Esq.
Telephone No.: (212) 446-4800
Telecopy No.: (212) 446-4900

and if to any other Secured Debt Representative, to such address as it may specify by written notice to the parties named above. All notices and communications will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the relevant address set forth above or, as to holders of Secured Debt, its address shown on the register kept by the office or agency where the relevant Secured Debt may be presented for registration of transfer or for exchange, and shall be deemed given, made or received: if mailed by first class mail, certified or registered, return receipt requested, five (5) days after mailing, and if by overnight air courier guaranteeing next day delivery, one (1) Business Day after sending. Failure to mail a notice or communication to a holder of Secured Debt or any defect in it will not affect its sufficiency with respect to other holders of Secured Debt. If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

SECTION 3.8 Entire Agreement.

(a) This Agreement states the complete agreement of the parties relating to the matters set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking.

(b) In the event of any conflict between the terms, conditions and provisions of this Agreement and any other Secured Debt Document, the terms, conditions and provisions of this Agreement shall prevail, and each Parity Lien Security Document shall include a provision to such effect.

SECTION 3.9 Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, will not in any way be affected or impaired thereby.

SECTION 3.10 Headings. Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.11 Obligations Secured. All obligations of the Pledgors set forth in or arising under this Agreement will be (a) Priority Lien Obligations if owing to a holder of Priority Lien Obligations and (b) Parity Lien Obligations if owing to a holder of Parity Lien Obligations.

SECTION 3.12 Governing Law. THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW).

SECTION 3.13 Consent to Jurisdiction. All judicial proceedings brought against any party hereto arising out of or relating to this Agreement may be brought in any state or federal court of competent jurisdiction in the State, County and City of New York. By executing and delivering this Agreement, each Pledgor, for itself and in connection with its properties, irrevocably:

(a) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts;

(b) waives any defense of forum non conveniens;

(c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 3.7;

(d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court and otherwise constitutes effective and binding service in every respect; and

(e) agrees each party hereto retains the right to serve process in any other manner permitted by law or to bring proceedings against any party in the courts of any other jurisdiction.

SECTION 3.14 Waiver of Jury Trial. Each party to this Agreement waives its rights to a jury trial of any claim or cause of action based upon or arising under this Agreement any dealings between them relating to the subject matter of this Agreement or the intents and purposes of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to this Agreement acknowledges that this waiver is a material inducement to enter into a business relationship, that each party hereto has already relied on this waiver in entering into this Agreement, and that each party hereto will continue to rely on this waiver in its related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 3.14 and executed by each of the parties hereto), and this waiver will apply to any subsequent amendments, renewals, supplements or modifications of or to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 3.15 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile and other electronic method of transmission), each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument.

SECTION 3.16 Effectiveness. This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by each party of written notification of such execution and written or telephonic authorization of delivery thereof.

SECTION 3.17 Continuing Nature of this Agreement. This Agreement, including the subordination provisions hereof, will be reinstated if at any time any payment or distribution in respect of any of the Priority Lien Obligations is rescinded or must otherwise be returned in an Insolvency or Liquidation Proceeding or otherwise by any holder of Priority Lien Obligations or Priority Lien Representative or any representative of any such party (whether by demand, settlement, litigation or otherwise). In the event that all or any part of a payment or distribution made with respect to the Priority Lien Obligations is recovered from any holder of Priority Lien Obligations or any Priority Lien Representative in an Insolvency or Liquidation Proceeding or otherwise, such payment or distribution received by any holder of Parity Lien Obligations or Parity Lien Representative with respect to the Parity Lien Obligations from the proceeds of any Collateral or any title insurance policy required by any real property mortgage at any time after the date of the payment or distribution that is so recovered, whether pursuant to a right of subrogation or otherwise, that Parity Lien Representative or that holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to the Priority Lien Agent, for the account of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien, to be applied in accordance with Sections 2.8 and 2.9. Until so delivered, such proceeds will be held by that Parity Lien Representative or that holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives as of the day and year first above written.

VITAMIN SHOPPE INDUSTRIES INC., as Pledgor

By:	/s/ Ronald M. Neifield
	Name:	Ronald M. Neifield
	Title:	General Counsel/Vice President

VS DIRECT INC., as Pledgor

By:	/s/ Ronald M. Neifield
	Name:	Ronald M. Neifield
	Title:	General Counsel/Vice President

VS HOLDINGS, INC., as Pledgor

By:	/s/ Ronald M. Neifield
	Name:	Ronald M. Neifield
	Title:	General Counsel/Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Priority Lien Agent

By:	/s/ Marc J. Breier
	Name:	Marc J. Breier
	Title:	Director

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Trustee under the Indenture

By:	/s/ Michele C. Harra
	Name:	Michele C. Harra
	Title:	Financial Services Officer

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Parity Lien Collateral Agent

By:	/s/ Michele C. Harra
	Name:	Michele C. Harra
	Title:	Financial Services Officer

S-1

EXHIBIT A

to Intercreditor Agreement

[FORM OF]

INTERCREDITOR AGREEMENT JOINDER

The undersigned, _____________________, a _______________, hereby agrees to become party as [a Pledgor] [a Parity Lien Representative] [a Priority Lien Representative] under the Intercreditor Agreement dated November 15, 2005 (the “Intercreditor Agreement”) among Vitamin Shoppe Industries Inc., the Pledgors from time to time party thereto, Wachovia Bank, National Association, as Agent under the Loan and Security Agreement (as defined therein), Wilmington Trust Company, as Trustee under the Indenture (as defined therein), and Wilmington Trust Company, as Collateral Agent, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

The provisions of Article 6 of the Intercreditor Agreement will apply with like effect to this Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement Joinder to be executed by their respective officers or representatives as of ___________________, 20____.

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By:
Name:
Title: